Exhibit 99.1

Premier, Inc. Reports Fiscal-Year 2024 First-Quarter Results

CHARLOTTE, N.C., November 7, 2023 - Premier, Inc. (NASDAQ: PINC), a leading technology-driven healthcare improvement company, today reported financial results for the fiscal year 2024 first quarter ended September 30, 2023.

“Our first quarter results reflect continued progress in advancing our strategy to technology-enable better, smarter healthcare as we continue to innovate with our members and other customers,” said Michael J. Alkire, Premier’s President and CEO. “We performed better than anticipated in terms of profitability as we continued to actively manage our businesses in a challenging macroeconomic environment. Year over year consolidated net revenue growth was driven by strong growth in our Performance Services segment.”

Consolidated Financial Highlights

	Three Months Ended September 30,
(in thousands, except per share data)	2023	2022	% Change
Net revenue:
Supply Chain Services:
Net administrative fees	$149,027	$150,006	(1%)
Software licenses, other services and support	11,186	10,826	3%

Services and software licenses	160,213	160,832	—%
Products	50,585	58,861	(14%)

Total Supply Chain Services	210,798	219,693	(4%)
Performance Services	108,006	94,189	15%

Total segment net revenue	318,804	313,882	2%
Eliminations	(52)	(9)	478%

Net revenue	$318,752	$313,873	2%

Net income	$42,410	$42,959	(1%)
Net income attributable to stockholders	$44,761	$42,716	5%
Diluted earnings per share attributable to stockholders	$0.37	$0.36	3%

Consolidated Financial Highlights

	Three Months Ended September 30,
(in thousands, except per share data)	2023	2022	% Change
NON-GAAP FINANCIAL MEASURES*:
Adjusted EBITDA:
Supply Chain Services	$114,974	$113,187	2%
Performance Services	21,774	19,132	14%

Total segment adjusted EBITDA	136,748	132,319	3%
Corporate	(31,009)	(31,182)	1%

Total	$105,739	$101,137	5%

Adjusted net income	$64,887	$56,232	15%

Adjusted earnings per share (EPS)	$0.54	$0.47	15%

*

Refer to Premier’s Use and Definition of Non-GAAP Measures below and the supplemental financial information at the end of this release for information on the company’s use of non-GAAP measures and a reconciliation of reported GAAP results to non-GAAP results.

Results of Operations for the Three Months Ended September 30, 2023

(As compared with the three months ended September 30, 2022)

GAAP net revenue of $318.8 million increased 2% from $313.9 million in the prior-year period. GAAP net revenue was driven by an increase in Performance Services segment revenue partially offset by a decline in direct sourcing products revenue. Refer to Supply Chain Services and Performance Services sections below for further discussion on the factors that impacted each segment during the quarter.

GAAP net income of $42.4 million decreased 1% from $43.0 million in the prior-year period primarily due to an increase in operating expenses and lower equity earnings in the current-year period offset by an increase in gross profit, primarily driven by lower logistics and products costs in the company’s direct sourcing products business, and a decrease in estimated effective income tax rate compared to the prior-year period.

GAAP diluted EPS of $0.37 increased 3% from $0.36 in the prior-year period due to a decrease in the portion of net income attributable to non-controlling interests as well as the aforementioned drivers affecting GAAP net income quarter-over-quarter.

Adjusted EBITDA of $105.7 million increased 5% from $101.1 million in the prior-year period primarily due to increases in each segment’s adjusted EBITDA. Refer to Supply Chain Services and Performance Services sections below for further discussion on the factors that impacted each segment during the quarter.

Adjusted net income of $64.9 million increased 15% from $56.2 million in the prior-year period. Adjusted EPS of $0.54 increased 15% from $0.47 in the prior-year period primarily as a result of the same factors that impacted adjusted EBITDA as well as a decrease in depreciation and amortization expense and an increase in interest income partially offset by an increase in the non-GAAP estimated effective income tax rate from 26% to 27%.

Segment Results

(For the fiscal first quarter of 2024 as compared with the fiscal first quarter of 2023)

Supply Chain Services

Supply Chain Services segment net revenue of $210.8 million decreased 4% from $219.7 million in the prior-year period, primarily reflecting lower products revenue in the first quarter of fiscal 2024, as described below.

Net administrative fees revenue of $149.0 million decreased 1% from $150.0 million in the prior-year period driven by a decline in the non-acute, or “Continuum of Care”, group purchasing organization (“GPO”) program due to lower than anticipated member purchasing in certain categories partially offset by a slight increase in purchasing in the acute GPO program. As the company anticipated, the overall group purchasing program was impacted by an increase in aggregate blended administrative fee share due to current market dynamics.

Products revenue of $50.6 million decreased 14% from $58.9 million in the prior-year period primarily due to continued excess market supply and members’ and other customers’ inventory levels which contributed to lower demand and pricing in the current year period.

Segment adjusted EBITDA of $115.0 million increased 2% from $113.2 million in the prior-year period primarily due to higher profit margin in the company’s direct sourcing business compared to the prior-year period driven by lower logistics and product costs partially offset by an increase in expenses in support of the GPO program and supply chain co-management business.

Performance Services

Performance Services segment net revenue of $108.0 million increased 15% from $94.2 million in the prior-year period, primarily due to an increase in revenue from enterprise license agreements in the current-year period compared with the prior-year period as well as growth in the company’s consulting services and certain of its adjacent markets businesses, including revenue contributions from the company’s acquisition of TRPN Direct Pay, Inc. and Devon Health, Inc. (collectively, “TRPN”) in October 2022.

Segment adjusted EBITDA of $21.8 million increased 14% from $19.1 million in the prior year period mainly due to the aforementioned increase in revenue partially offset by higher cost of sales for related revenues as well as an increase in expenses as the company continued to invest in certain of its adjacent markets businesses.

Cash Flows and Liquidity

Net cash provided by operating activities (“operating cash flow”) for the three months ended September 30, 2023 of $81.9 million increased from $74.8 million in the prior-year period primarily due to an increase in cash receipts as a result of higher revenue and collections in the current-year period and a decrease in payments for fiscal 2023 performance-related compensation compared to payments in the prior-year period. These increases were partially offset by a one-time dividend received from a minority investment in the prior-year period.

Net cash used in investing activities and net cash provided by financing activities for the three months ended September 30, 2023, were $21.3 million and $302.9 million, respectively. As of September 30, 2023, cash and cash equivalents were $453.3 million compared with $89.8 million as of June 30, 2023, and the company’s five-year, $1.0 billion revolving credit facility had no outstanding balance. The increase in cash and cash equivalents was primarily due to proceeds from the previously announced sale of the company’s non-healthcare GPO operations.

Free cash flow for the three months ended September 30, 2023 of $35.9 million increased from $31.5 million in the prior-year period. The increase was primarily due to the same factors that impacted operating cash flow partially offset by an increase in purchases of property and equipment. Free cash flow is a non-GAAP measure. Refer to Premier’s Use and Definition of Non-GAAP Measures below and the supplemental financial information at the end of this release for information on the company’s use of non-GAAP measures and a reconciliation of reported GAAP results to non-GAAP results.

During the first three months of fiscal 2024, the company paid aggregate dividends of $25.8 million to holders of its Class A common stock.

Fiscal Year 2024 Guidance

As previously announced and considering its ongoing strategic review, the company will not be providing fiscal year 2024 guidance at this time.

Conference Call and Webcast

Premier will host a conference call to provide additional detail around the company’s performance and outlook today at 8:00 a.m. ET. The call will be webcast live from the company’s website and, along with the accompanying presentation, will be available at the following link: Premier Events. The webcast should be accessed 10 minutes prior to the conference call start time. A replay of the webcast will be available for one year following the conclusion of the live broadcast and will be accessible on the company’s website at https://investors.premierinc.com.

For those parties who do not have internet access, the conference call may be accessed by calling one of the below telephone numbers and asking to join the Premier, Inc. call:

Domestic participant dial-in number (toll-free):	(833) 953-2438
International participant dial-in number:	(412) 317-5767

About Premier, Inc.

Premier, Inc. (NASDAQ: PINC) is a leading healthcare improvement company, uniting an alliance of more than 4,350 U.S. hospitals and health systems and approximately 300,000 other providers and organizations to transform healthcare. With integrated data and analytics, collaboratives, supply chain solutions, and consulting and other services, Premier enables better care and outcomes at a lower cost. Premier plays a critical role in the rapidly evolving healthcare industry, collaborating with members to co-develop long-term innovations that reinvent and improve the way care is delivered to patients nationwide. Headquartered in Charlotte, N.C., Premier is passionate about transforming American healthcare. Please visit Premier’s news and investor sites on www.premierinc.com, as well as X, Facebook, LinkedIn, YouTube, Instagram and Premier’s blog for more information about the company.

Premier’s Use and Definition of Non-GAAP Measures

Premier uses EBITDA, adjusted EBITDA, segment adjusted EBITDA, adjusted net income, adjusted earnings per share, and free cash flow. These are non-GAAP financial measures that are not in accordance with, or an alternative to, GAAP, and may be different from non-GAAP financial measures used by other companies. We include these non-GAAP financial measures to facilitate a comparison of the company’s operating performance on a consistent basis from period to period and to provide measures that, when viewed in combination with its results prepared in accordance with GAAP, we believe allow for a more complete understanding of factors and trends affecting the company’s business than GAAP measures alone. Management believes EBITDA, adjusted EBITDA and segment adjusted EBITDA assist the company’s board of directors, management and investors in comparing the company’s operating performance on a consistent basis from period to period by removing the impact of the company’s asset base (primarily depreciation and amortization) and items outside the control of management (taxes), as well as other non-cash (impairment of intangible assets and purchase accounting adjustments) and non-recurring items, from operating results. Adjusted EBITDA and segment adjusted EBITDA are supplemental financial measures used by the company and by external users of the company’s financial statements.

Management considers adjusted EBITDA an indicator of the operational strength and performance of the company’s business. Adjusted EBITDA allows management to assess performance without regard to financing methods and capital structure and without the impact of other matters that management does not consider indicative of the operating performance of the business. Segment adjusted EBITDA is the primary earnings measure used by management to evaluate the performance of the company’s business segments.

Management believes free cash flow is an important measure because it represents the cash that the company generates after payment of tax distributions to limited partners, payments to certain former limited partners that elected to execute a Unit Exchange and Tax Receivable Agreement (“Unit Exchange Agreement”) in connection with our August 2020 restructuring and purchases of property and equipment to maintain existing products and services and ongoing business operations, as well as development of new and upgraded products and services to support future growth. Free cash flow is important because it enables the company to seek enhancement of stockholder value through acquisitions, partnerships, joint ventures, investments in related or complimentary businesses and/or debt reduction.

Non-recurring items are items to be income or expenses and other items that have not been earned or incurred within the prior two years and are not expected to recur within the next two years. Such items include stock-based compensation, acquisition- and disposition-related expenses, strategic initiative- and financial restructuring-related expenses, remeasurement of TRA liabilities, loss on disposal of long-live assets, gain or loss on FFF put and call rights, income and expense that has been classified as discontinued operations and other expense.

Non-operating items include gains or losses on the disposal of assets and interest and investment income or expense.

EBITDA is defined as net income before income or loss from discontinued operations, net of tax, interest and investment income or expense, net, income tax expense, depreciation and amortization and amortization of purchased intangible assets.

Adjusted EBITDA is defined as EBITDA before merger and acquisition-related expenses and non-recurring, non-cash or non-operating items.

Segment adjusted EBITDA is defined as the segment’s net revenue less cost of revenue and operating expenses directly attributable to the segment excluding depreciation and amortization, amortization of purchased intangible assets, merger and acquisition-related expenses and non-recurring or non-cash items. Operating expenses directly attributable to the segment include expenses associated with sales and marketing, general and administrative, and product development activities specific to the operation of each segment. General and administrative corporate expenses that are not specific to a particular segment are not included in the calculation of Segment Adjusted EBITDA. Segment Adjusted EBITDA also excludes any income and expense that has been classified as discontinued operations.

Adjusted net income is defined as net income attributable to Premier (i) excluding income or loss from discontinued operations, net, (ii) excluding income tax expense, (iii) excluding the effect of non-recurring or non-cash items, including certain strategic initiative- and financial restructuring-related expenses, (iv) reflecting an adjustment for income tax expense on Non-GAAP net income before income taxes at our estimated annual effective income tax rate, adjusted for unusual or infrequent items and (v) excluding the equity in net income of unconsolidated affiliates.

Adjusted earnings per share is Adjusted Net Income divided by diluted weighted average shares.

Free cash flow is defined as net cash provided by operating activities from continuing operations less distributions and Tax Receivable Agreement payments to limited partners, early termination payments to certain former limited partners that elected to execute a Unit Exchange Agreement in connection with our August 2020 restructuring and purchases of property and equipment. Free Cash Flow does not represent discretionary cash available for spending as it excludes certain contractual obligations such as debt repayments.

To properly and prudently evaluate our business, readers are urged to review the reconciliation of these non-GAAP financial measures, as well as the other financial tables, included at the end of this release. Readers should not rely on any single financial measure to evaluate the company’s business. In addition, the non-GAAP financial measures used in this release are susceptible to varying calculations and may differ from, and may therefore not be comparable to, similarly titled measures used by other companies.

The Company has revised the definitions for Adjusted EBITDA, Segment Adjusted EBITDA and Adjusted Net Income from the definitions reported in the 2023 Annual Report. Adjusted EBITDA and segment Adjusted EBITDA definitions were revised to exclude the impact of equity earnings in unconsolidated affiliates. The Adjusted Net Income definition was revised (1) remove the exclusion of the impact of adjustment of redeemable limited partners’ capital to redemption amount, (2) remove the impact of the exchange of all Class B common units for shares of Class A common stock for periods prior to our August 2020 Restructuring and the resulting elimination of non-controlling interest in Premier LP, and (3) add the exclusion of equity earnings in unconsolidated affiliates. For comparability purposes, prior year non-GAAP financial measures are presented based on the current definitions in the above section.

Further information on Premier’s use of non-GAAP financial measures is available in the “Our Use of Non-GAAP Financial Measures” section of Premier’s Form 10-K for the year ended June 30, 2024, filed with the Securities and Exchange Commission (SEC), as may be updated in subsequent filings with the SEC.

Cautionary Note Regarding Forward-Looking Statements

Statements made in this release that are not statements of historical or current facts, including, but not limited to those related to our ability to advance our long-term strategies and develop innovations for and transform healthcare and our expected effective income tax rate, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from historical results or from any future results or projections expressed or implied by such forward-looking statements. Accordingly, readers should not place undue reliance on any forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties, readers are urged to consider statements in the conditional or future tenses or that include terms such as “believes,” “belief,” “expects,” “estimates,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking. Forward-looking statements may include comments as to Premier’s beliefs and expectations as to future events and trends affecting its business and are necessarily subject to uncertainties, many of which are outside Premier’s control. More information on potential factors that could affect Premier’s financial results is included from time to time in the “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Premier’s periodic and current filings with the SEC, including those discussed under the “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” section of Premier’s Form 10-K for the year ended June 30, 2023 as well as the Form 10-Q for the quarter ended September 30, 2023, expected to be filed with the SEC shortly after the date of this release, and also made available on Premier’s website at investors.premierinc.com. Forward-looking statements speak only as of the date they are made, and Premier undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information or future events that occur after that date, or otherwise.

Investor contact:	Media contact:

Ben Krasinski	Amanda Forster
Senior Director, Investor Relations	Vice President, Public Relations
704.816.5644	202.879.8004
ben_krasinski@premierinc.com	amanda_forster@premierinc.com

Condensed Consolidated Statements of Income

(Unaudited)

(In thousands, except per share data)

	Three Months Ended September 30,
	2023	2022
Net revenue:
Net administrative fees	$149,027	$150,006
Software licenses, other services and support	119,140	105,006

Services and software licenses	268,167	255,012
Products	50,585	58,861

Net revenue	318,752	313,873
Cost of revenue:
Services and software licenses	64,132	54,014
Products	44,038	57,874

Cost of revenue	108,170	111,888

Gross profit	210,582	201,985

Operating expenses:
Selling, general and administrative	138,060	132,050
Research and development	863	975
Amortization of purchased intangible assets	12,688	10,452

Operating expenses	151,611	143,477

Operating income	58,971	58,508

Equity in net (loss) income of unconsolidated affiliates	(1,726)	8,243
Interest income (expense), net	195	(2,859)
Other expense, net	(1,092)	(2,164)

Other (expense) income, net	(2,623)	3,220

Income before income taxes	56,348	61,728
Income tax expense	13,938	18,769

Net income	42,410	42,959
Net loss (income) attributable to non-controlling interest	2,351	(243)

Net income attributable to stockholders	$44,761	$42,716

Calculation of GAAP Earnings per Share
Numerator for basic and diluted earnings per share:
Net income attributable to stockholders	$44,761	$42,716
Denominator for earnings per share:
Basic weighted average shares outstanding	119,344	118,351
Effect of dilutive securities:
Stock options	—	146
Restricted stock units	534	563
Performance share awards	255	973

Diluted weighted average shares	120,133	120,033

Earnings per share attributable to stockholders:
Basic	$0.38	$0.36
Diluted	$0.37	$0.36

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands, except share data)

	September 30, 2023	June 30, 2023
Assets
Cash and cash equivalents	$453,261	$89,793
Accounts receivable (net of $1,970 and $2,878 allowance for credit losses, respectively)	102,122	115,295
Contract assets (net of $1,079 and $885 allowance for credit losses, respectively)	311,557	299,219
Inventory	69,868	76,932
Prepaid expenses and other current assets	65,566	60,387

Total current assets	1,002,374	641,626
Property and equipment (net of $682,882 and $662,554 accumulated depreciation, respectively)	210,519	212,308
Intangible assets (net of $278,372 and $265,684 accumulated amortization, respectively)	417,342	430,030
Goodwill	1,012,355	1,012,355
Deferred income tax assets	797,064	653,629
Deferred compensation plan assets	44,029	50,346
Investments in unconsolidated affiliates	230,080	231,826
Operating lease right-of-use assets	26,871	29,252
Other assets	108,938	110,115

Total assets	$3,849,572	$3,371,487

Liabilities and stockholders’ equity
Accounts payable	$48,545	$54,375
Accrued expenses	46,193	47,113
Revenue share obligations	265,832	262,288
Accrued compensation and benefits	45,807	60,591
Deferred revenue	20,730	24,311
Current portion of notes payable to former limited partners	100,130	99,665
Line of credit and current portion of long-term debt	1,199	216,546
Current portion of liability related to the sale of future revenues	32,827	—
Other current liabilities	209,263	50,574

Total current liabilities	770,526	815,463
Long-term debt, less current portion	—	734
Liability related to the sale of future revenues, less current portion	541,834	—
Notes payable to former limited partners, less current portion	76,317	101,523
Deferred compensation plan obligations	44,029	50,346
Operating lease liabilities, less current portion	18,916	21,864
Other liabilities	45,245	47,202

Total liabilities	1,496,867	1,037,132

Commitments and contingencies
Stockholders’ equity:
Class A common stock, $0.01 par value, 500,000,000 shares authorized; 126,101,826 shares issued and 119,672,451 shares outstanding at September 30, 2023 and 125,587,858 shares issued and 119,158,483 shares outstanding at June 30, 2023	1,261	1,256
Treasury stock, at cost; 6,429,375 shares at both September 30, 2023 and June 30, 2023	(250,129)	(250,129)
Additional paid-in capital	2,177,324	2,178,134
Retained earnings	424,260	405,102
Accumulated other comprehensive loss	(11)	(8)

Total stockholders’ equity	2,352,705	2,334,355

Total liabilities and stockholders’ equity	$3,849,572	$3,371,487

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Three Months Ended September 30,
	2023	2022
Operating activities
Net income	$42,410	$42,959
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	33,016	33,891
Equity in net loss (income) of unconsolidated affiliates	1,726	(8,243)
Deferred income taxes	(143,435)	2,156
Stock-based compensation	6,692	7,136
Other, net	3,459	10,035
Changes in operating assets and liabilities, net of the effects of acquisitions:
Accounts receivable	13,173	8,903
Contract assets	(16,838)	(11,856)
Inventory	7,064	(4,229)
Prepaid expenses and other assets	9,216	17,821
Accounts payable	(3,099)	15,172
Revenue share obligations	3,544	2,435
Accrued expenses, deferred revenue and other liabilities	124,948	(41,429)

Net cash provided by operating activities	$81,876	$74,751

Investing activities
Purchases of property and equipment	$(21,270)	$(18,930)
Other	—	(1,300)

Net cash used in investing activities	$(21,270)	$(20,230)

Financing activities
Payments on notes payable	$(25,823)	$(26,387)
Proceeds from credit facility	—	100,000
Payments on credit facility	(215,000)	—
Proceeds from sale of future revenues	578,983	—
Payments on liability related to the sale of future revenues	(4,322)	—
Cash dividends paid	(25,827)	(25,218)
Other, net	(5,146)	(12,419)

Net cash provided by financing activities	$302,865	$35,976

Effect of exchange rate changes on cash flows	(3)	(10)
Net increase in cash and cash equivalents	363,468	90,487
Cash and cash equivalents at beginning of year	89,793	86,143

Cash and cash equivalents at end of period	$453,261	$176,630

Supplemental Financial Information

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

(Unaudited)

(In thousands)

	Three Months Ended September 30,
	2023	2022
Net cash provided by operating activities	$81,876	$74,751
Early termination payments to certain former limited partners that elected to execute a Unit Exchange Agreement (a)	(24,742)	(24,277)
Purchases of property and equipment	(21,270)	(18,930)

Free Cash Flow	$35,864	$31,544

(a)

Early termination payments to certain former limited partners that elected to execute a Unit Exchange Agreement in connection with Premier’s August 2020 restructuring are presented in the Condensed Consolidated Statements of Cash Flows under “Payments made on notes payable.” During the three months ended September 30, 2023, the company paid $25.7 million to members including imputed interest of $0.9 million which is included in net cash provided by operating activities. During the three months ended September 30, 2022, the company paid $25.7 million to members, including imputed interest of $1.4 million which is included in net cash provided by operating activities.

Supplemental Financial Information

Reconciliation of Net Income from Continuing Operations to Adjusted EBITDA

Reconciliation of Operating Income to Segment Adjusted EBITDA

Reconciliation of Net Income Attributable to Stockholders to Adjusted Net Income

(Unaudited)

(In thousands)

	Three Months Ended September 30,
	2023	2022
Net income	$42,410	$42,959
Interest (income) expense, net	(195)	2,859
Income tax expense	13,938	18,769
Depreciation and amortization	20,328	23,439
Amortization of purchased intangible assets	12,688	10,452

EBITDA	89,169	98,478
Stock-based compensation	6,893	7,349
Acquisition- and disposition-related expenses	6,205	2,160
Strategic initiative and financial restructuring-related expenses	1,746	1,520
Equity in net loss (income) of unconsolidated affiliates	1,726	(8,243)
Other reconciling items, net	—	(127)

Adjusted EBITDA	$105,739	$101,137

Income before income taxes	$56,348	$61,728
Equity in net loss (income) of unconsolidated affiliates	1,726	(8,243)
Interest (income) expense, net	(195)	2,859
Other expense, net	1,092	2,164

Operating income	58,971	58,508
Depreciation and amortization	20,328	23,439
Amortization of purchased intangible assets	12,688	10,452
Stock-based compensation	6,893	7,349
Acquisition- and disposition-related expenses	6,205	2,160
Strategic initiative and financial restructuring-related expenses	1,746	1,520
Deferred compensation plan income	(1,125)	(2,370)
Other reconciling items, net	33	79

Adjusted EBITDA	$105,739	$101,137

SEGMENT ADJUSTED EBITDA
Supply Chain Services	$114,974	$113,187
Performance Services	21,774	19,132
Corporate	(31,009)	(31,182)

Adjusted EBITDA	$105,739	$101,137

Net income attributable to stockholders	$44,761	$42,716
Income tax expense	13,938	18,769
Amortization of purchased intangible assets	12,688	10,452
Stock-based compensation	6,893	7,349
Acquisition- and disposition-related expenses	6,205	2,160
Strategic initiative and financial restructuring-related expenses	1,746	1,520
Equity in net loss (income) of unconsolidated affiliates	1,726	(8,243)
Other reconciling items, net	929	1,267

Adjusted income before income taxes	88,886	75,990
Income tax expense on adjusted income before income taxes	23,999	19,758

Adjusted Net Income	$64,887	$56,232

Supplemental Financial Information

Reconciliation of GAAP EPS to Adjusted EPS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended September 30,
	2023	2022
Net income attributable to stockholders	$44,761	$42,716
Income tax expense	13,938	18,769
Amortization of purchased intangible assets	12,688	10,452
Stock-based compensation	6,893	7,349
Acquisition- and disposition-related expenses	6,205	2,160
Strategic initiative and financial restructuring-related expenses	1,746	1,520
Equity in net loss (income) of unconsolidated affiliates	1,726	(8,243)
Other reconciling items, net	929	1,267

Adjusted income before income taxes	88,886	75,990
Income tax expense on adjusted income before income taxes	23,999	19,758

Adjusted Net Income	$64,887	$56,232

Weighted average:
Basic weighted average shares outstanding	119,344	118,351
Dilutive shares	789	1,682

Weighted average shares outstanding - diluted	120,133	120,033

Basic earnings per share attributable to stockholders	$0.38	$0.36
Income tax expense	0.12	0.16
Amortization of purchased intangible assets	0.11	0.09
Stock-based compensation	0.06	0.06
Acquisition- and disposition-related expenses	0.05	0.02
Strategic initiative and financial restructuring-related expenses	0.01	0.01
Equity in net loss (income) of unconsolidated affiliates	0.01	(0.07)
Other reconciling items, net	—	0.01
Impact of corporation taxes	(0.20)	(0.17)

Adjusted EPS	$0.54	$0.47